                                                                    EXHIBIT 99.1

                              HEIDRICK & STRUGGLES

NEWS                                                       FOR IMMEDIATE RELEASE
                                                           ---------------------

                 HEIDRICK & STRUGGLES ANNOUNCES CHAIRMAN AND CEO
                        PIERS MARMION HAS RESIGNED AS CEO

                           To Aid A Smooth Transition,
              Marmion To Remain Chairman Until A Successor Is Found

                  Senior Chairman Gerard Roche Named Acting CEO

CHICAGO (April 8, 2003)--Heidrick & Struggles International, Inc. (Nasdaq:
HSII), the world's premier executive search and leadership consulting firm, today announced that Piers Marmion, Chairman and Chief Executive Officer, has resigned as CEO. He will remain Chairman of the Board until the 2003 annual meeting, when his term expires. After that time he will remain as a senior advisor to the Board until his successor is selected.

In the interim, Gerard R. Roche, Senior Chairman and a member of the Board, will serve as acting CEO. The Board intends to commence immediately a search for Marmion's permanent successor. In the meantime, Marmion and the Board will work together to assure a quick and smooth transition.

Marmion cited both business and personal issues as the reasons behind the resignation. "I knew when I took on this role 18 months ago that the massive reshaping of the firm and its cost structure was not going to be an easy task. In that time, we have restored our financial footing and put in place a first class management team around the world. Now, the focus must be on building the company from this sturdier base, and it seemed an appropriate time to pass the baton," said Marmion. "On the personal side, the extensive travel and the time spent away from my young family have taken a much larger toll on them than I anticipated. So, for these reasons I have taken this hard decision, but I will leave knowing that Heidrick & Struggles is in a better position to weather the economic storm, and return to growth as the environment brightens."

                                    - more -

Added Richard I. Beattie, Chairman of the Heidrick & Struggles Board's Nominating and Governance Committee: "Piers has led the firm well through an extremely difficult period. As a result of his contributions, the company retains its leading position in the industry, with one of the strongest balance sheets in its sector. The Board would like to express its gratitude for his extraordinary efforts and for his agreement to stay on to facilitate an effective transition. We wish Piers the best in his future pursuits."

Webcast of Investor Call Available

To review the information contained in this news release, the company will provide a brief real-time webcast of the related investor call on Tuesday, April 8, 2003, at 8:30 a.m. U.S. Central Time. The call will feature remarks by Piers Marmion and Chief Financial Officer Kevin Smith. The webcast will be available online at www.heidrick.com. Listeners should log on approximately ten minutes in advance to ensure they are set up to receive the webcast. A replay will be available for up to 30 days. The webcast will also be available through CCBN's Investor Distribution Network. Individual investors can listen to the webcast through CCBN's individual investor center at www.companyboardroom.com.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world's premier provider of executive search and leadership consulting services. Currently, approximately 1,400 Heidrick & Struggles search professionals and employees operate from locations primarily in North America, Latin America, Europe, and Asia Pacific. For 50 years, Heidrick & Struggles has specialized in chief executive, board member and senior-level management search assignments for a broad spectrum of clients: multi-national corporations, mid-cap and start-up companies, nonprofit entities, educational institutions, foundations, associations and governmental units. The company is expanding its range of complementary services to offer solutions to senior management teams for their leadership needs, including recruitment of emerging talent, executive assessment, interim executive placement, and professional development. For more information about Heidrick & Struggles, visit www.heidrick.com.

                                      # # #
Contact

Eric Sodorff (media)
312-496-1613 or esodorff@heidrick.com
Lynn McHugh (analysts)
312-496-1593 or lmchugh@heidrick.com